EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF USA TRUCK, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

April 11, 2014

USA Truck, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. The Restated and Amended Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Company authorizes the issuance of 150,000 shares of preferred stock, par value $0.01 per share, of the Company designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company have adopted the following resolutions:

RESOLVED FURTHER: That none of the authorized shares of preferred stock, par value $0.01, of the Company designated as Series A Junior Participating Preferred Stock (the “Preferred Stock”), are outstanding, and none of the authorized shares of the Preferred Stock will be issued prior to the Expiration Time.

RESOLVED FURTHER: That the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Restated and Amended Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on November 13, 2012.

RESOLVED FURTHER: That the President, Vice President, Treasurer, Secretary and any other officer of the Company (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by an authorized officer as of the date first written above.

USA TRUCK, INC.

By:             /s/ Clifton R. Beckham
Name:            Clifton R. Beckham
Title:      Executive Vice President and Chief Financial Officer